Strong Asia Pacific Fund, Inc.

                                   EXHIBIT 16

                           SCHEDULE OF COMPUTATION OF
                             PERFORMANCE QUOTATIONS


I.     AVERAGE ANNUAL TOTAL RETURN

     A.     FORMULA
                                        _____
          P (1 + T)n = ERV     or     T = \n/ERV/P - 1

Where:          P =     a hypothetical initial payment of $10,000

          T =     average annual total return

          n =     number of years

              ERV =     ending redeemable value of a hypothetical $10,000
payment made
               at the beginning of the stated periods at the end of the stated periods.

     B.     CALCULATION
                     _____
          T = \n/ERV/P - 1

          1.     One-year period 10-31-96 through 10-31-97
                           ___________
               -21.46% = \1/7,854/10,000 - 1

     2.     Since inception 12-31-93 through 10-31-97
                                ___________
               -5.90% = \3.8333/7,922/10,000 - 1

III.     TOTAL RETURN

     A.     FORMULA

          EV-IV
            IV     =     TR

Where:          EV =     Value at the end of the period, including reinvestment
of all                               dividends and capital gains distributions

          IV =     Initial value of a hypothetical investment at the net asset value

          TR =     Total Return

     B.     CALCULATION

          EV-IV
            IV     =     TR

          One-year period ended October 31, 1997

               7,854-10,000
                   10,000          =     -21.46%